Exhibit 5.11

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218
FILE	84167.2

May 11, 2017

AECOM

1999 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

AECOM National Security Programs, Inc. and McNeil Security, Inc.:

Exchange of Outstanding Notes and Note Guarantees for New Notes to be Registered
under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special counsel in the Commonwealth of Virginia to AECOM National Security Programs, Inc., a Virginia corporation (“AECOM NSP”), and McNeil Security, Inc., a Virginia corporation (“McNeil” and, together with AECOM NSP, the “Opinion Parties”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof by AECOM, a Delaware corporation (“AECOM”), the Opinion Parties and the other subsidiaries of AECOM listed in the Registration Statement (collectively with the Opinion Parties, the “Subsidiary Guarantors”), to register (i) $1,000,000,000 aggregate principal amount of AECOM’s 5.125% Senior Notes due 2027 (the “Exchange Notes”) and (ii) the guarantees of AECOM’s obligations under the Exchange Notes by the Subsidiary Guarantors (the “Exchange Guarantees”).  The Exchange Notes and the Exchange Guarantees are to be issued in exchange (the “Exchange Offer”) for equal aggregate principal amounts of unregistered 5.125% Senior Notes due 2027 (the “Original Notes”) and the guarantees of AECOM’s obligations under the Original Notes by the Subsidiary Guarantors, issued on February 21, 2017, in reliance on exemptions from registration under the Securities Act for offers and sales of securities not involving public offerings.  The Exchange Notes and the Exchange Guarantees will be issued pursuant to the terms of that certain Indenture dated as of February 21, 2017 (the “Indenture”), by and among AECOM, the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee.  The terms of the Exchange Offer are described in the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have examined executed counterparts or facsimile or photostatic copies of executed counterparts of the following:

1.             the Indenture;

2.             the certificate of good standing with respect to AECOM NSP, dated May 5, 2017, and confirmed on the date hereof, issued by the State Corporation Commission of the Commonwealth of Virginia;

3.             the certificate of good standing with respect to McNeil, dated May 5, 2017, and confirmed on the date hereof, issued by the State Corporation Commission of the Commonwealth of Virginia;

4.             the Articles of Incorporation of AECOM NSP, dated December 5, 1985, certified by the State Corporation Commission of the Commonwealth of Virginia as of a recent date;

5.             the Bylaws of AECOM NSP, as amended;

6.             the Articles of Incorporation of McNeil certified by the State Corporation Commission of the Commonwealth of Virginia as of a recent date;

7.             the Bylaws of McNeil;

8.             the Action by Unanimous Written Consent of the Board of Directors of AECOM NSP, dated February 14, 2017, approving the Indenture, the Exchange Guarantees and the transactions related thereto; and

9.             the Action by Unanimous Written Consent of the Board of Directors of McNeil, dated February 14, 2017, approving the Indenture, the Exchange Guarantees and the transactions related thereto.

In rendering the opinions expressed below, we have examined, and relied upon the accuracy of, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Opinion Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.  As to matters of fact, we have relied upon and assume the accuracy of the representations and warranties in the documents provided to us.  Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such documents.

In rendering this opinion, our examination of matters of law has been limited to, and we express no opinion as to the law of any jurisdiction other than, the laws of the Commonwealth of Virginia.

Based upon the foregoing, and such other documents and matters as we have deemed relevant and necessary to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1.             Each Opinion Party (a) is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia and (b) has all requisite corporate power and authority to perform its obligations under the Indenture.

2.             (a) AECOM NSP has duly authorized, executed and delivered the Indenture and (b) McNeil has duly authorized, executed and delivered the Indenture.

3.             The issuance of the Exchange Guarantees has been duly authorized by each Opinion Party.

4.             The issuance of the Exchange Guarantees by the Opinion Parties, and the consummation of the transactions contemplated thereby, will not violate any applicable Commonwealth of Virginia law, rule or regulation.

We express no opinion regarding (a) compliance with (1) the laws of any municipality or any local government within any state, including Virginia, (2) state antitrust and unfair competition laws, (3) state securities laws and regulations, (4) state environmental laws, (5) state zoning or land use laws or regulations, (6) fiduciary duties, (7) state pension and employee benefit laws and regulations, (8) state tax laws and regulations or (9) state labor laws and regulations, or (b) the effect of state racketeering or criminal or civil forfeiture laws.

We consent to the filing of this opinion as Exhibit 5.11 to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

This opinion speaks as of its date and does not purport to address matters that may arise after such date.  We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention that would alter the opinions herein set forth.  Finally, our opinions set forth herein are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

Very truly yours,

/s/ HUNTON & WILLIAMS LLP